November 6, 2013

To the Board of Directors
Mojave Gold Corporation
9638 104th Ave North
Largo, Florida 33773

Re: Binding Letter of Intent

Gentlemen:

We thank you for introducing us to your work in exploring Platinum Group Minerals (PGMs) in Guyana.

Through our initial due diligence, we understand that for the past three years you have been jointly working with and funding GlobalMin LLC (Nevada) and caused to be formed GlobalMin Guyana, Inc. (Guyana). We further understand that: (a) your efforts resulted in the granting of a Permission for Geological and Geophysical Survey (PGGS) by the Guyanese government to GlobalMin Guyana; (b) you have conducted substantial and meaningful sampling, assaying, and ground and aerial magnetic surveying; and (c) have successfully completed the terms and conditions of the PGGS and are now awaiting its conversion into ten (10) prospecting licenses in which you intend to commence drill testing within the pending license areas.

Based upon our initial investigation, we desire to assist you in protecting your investment and in complying with the arrangements and commitments you have made with and to GlobalMin LLC owners.

This letter is provided to formally inform you that it is the present intent of Cardinal Energy Group (“Cardinal”) to provide $1.75 million in funding to Mojave Gold Corporation (“Mojave”), with an option to invest a total of $5 million into Mojave.

1. Initial Funding through Loan. Cardinal will make a $1.75 million loan (“the Loan”) to Mojave in a maximum of five installments over the ten day period beginning upon execution of definitive agreements. The loan shall accrue interest at 6% apr, with interest paid annually. The loan term shall be for twenty-four (24) month loan. The loan shall be documented by a promissory note with such terms and conditions as would be customary for such a transaction.

www.cardinalenergygroup.com	local 614.459.4959	toll free 855.OIL.4959	fax 614.389.6643

2. Shares Issued for Loan. As an incentive to make the Loan, Mojave will issue to Cardinal two million five hundred thousand (2,500,000) shares of its common stock. Such issuance shall be completed within five business days of execution of this Letter of Intent to be held in escrow until completion the Loan.

3. Option to Purchase Stock. In connection with the Loan, Cardinal is hereby grante an option (“the Option”) to purchase equity in Mojave equal to thirty-five percent (35%) of the then total shares issued and outstanding plus an additional two million five hundred thousand (2,500,000) shares. The exercise price of the Option is $5,000,000. In the event Cardinal chooses to exercise the Option, the $1.75 million loan shall be converted to partial consideration for exercise of the stock purchase (thus, an additional $3,250,000 shall be invested in Mojave). The Option shall expire at the end of the Due Diligence period provided below.

4.  Due Diligence Period. Upon Mojave receiving the $1.75 million loan, Cardinal shall have one hundred and twenty (120) days to conduct further due diligence of Mojave and its subsidiaries GlobalMin LLC and GlobalMin Guyana, Inc.

5.  Binding Letter of Intent. The Parties intend that this Letter of Intent is binding upon each of them upon signing.

6.  Good Faith and Fair Dealing. The Parties agree to work together in good faith to create the additional necessary definitive documents for the planned transactions consistent with this Binding Letter of Intent. The documents are to be completed and executed within five business days from the date above.

Sincerely,

/s/ Timothy W. Crawford
Timothy W. Crawford
CEO

Mojave Gold Corporation:

By:	/s/ Steven Heard
Steven Heard, CEO

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